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Mesa Energy Holdings, Inc. Announces Formation of Advisory Board Naming Jeffrey A. Chadwick and Arthur J. Pyron as Members

Press Release Source: Mesa Energy Holdings, Inc. On Tuesday March 9, 2010, 8:30 am EST

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, announced today that Jeffrey A. Chadwick and Arthur J. Pyron have been named to the Company's Advisory Board to provide expertise in the exploration and development of its Java Field, Marcellus Shale natural gas project located in western New York.

CEO of Mesa Energy Holdings, Randy M. Griffin said, "I am thrilled that both Jeff and Art have agreed to serve on our Advisory Board. They bring years of expertise and hands-on experience in the oil and gas industry and both have worked extensively in the Appalachian Basin. I am confident that they will make significant contributions to the development of our Java Field project as well as to other future projects in the region that we may undertake."

Chadwick and Pyron have achieved great success within each of their respective careers. Arthur Pyron has written numerous articles and technical papers regarding the Marcellus Shale. The Company believes that their expertise will contribute significantly to the Company’s growth.

Jeffrey A. Chadwick

Over his 30 year career, Chadwick has been associated with a number of oil and gas (E & P) companies in various engineering, operational and geological capacities. He possesses extensive experience in business development, operations management, acquisitions, property evaluation and development of conventional and non-conventional resources.

Chadwick has an entrepreneurial mindset and excellent leadership skills. He has a proven track record in adding significant value to E&P companies including Conoco, Inc., Superior Oil Company, Dominion Energy, Inc. and Reliant Energy, Inc. In 2002, Chadwick left Reliant Energy, Inc. to form Chadwick Energy Consulting, Inc.

Chadwick has a B.S. in Geology from California State University of Pennsylvania (1977) and a M.S. in Petroleum Engineering from West Virginia University (1979).

Arthur J. Pyron

Arthur Pyron has twenty-six years of professional experience in oil and gas exploration and production, geological evaluation, and environmental applications. He has worked for Fortune 500 companies, small businesses, municipalities, and private individuals in a variety of projects. He has completed geologic and economic appraisals of most domestic basins and in more than eighty foreign countries to determine the investment potential for energy minerals in these locations.

Pyron pioneered the concept of applying "virtual exploration" to the oil and gas industry through the use of computer applications for the management of project flow, to maximize the return on investment. He has been the lead geologist and reservoir analyst for an independent oil producer in southeast New Mexico, has worked for a Fortune 50 company in developing remote sensing applications and has assisted multiple industry clients with solutions to exploration problems and site remediation. Pyron has developed and implemented E&P programs in the Permian Basin, the San Joaquin Basin, the Appalachian Basin, and the Rocky Mountains.

Pyron has an M.S. in geology from the University of Texas at El Paso (1980) and a B.A. in earth science from La Salle University, Philadelphia, Pennsylvania (1976). He is certified by numerous states and is a member of various professional societies. In addition, he has published more than fifty technical papers.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at
http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6207237&lan=en_US&anchor=www.sec.gov&index=3&md5=fd690b856392ece1f1889aa9505a8966.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us